Exhibit 99.1
Contacts:
Investors: Cynthia Reindal, InterMune, Inc., 415-466-2242, ir@intermune.com
Media: Pam Lord, Porter Novelli Life Sciences, 858-527-3494, plord@pnlifesciences.com
INTERMUNE COMPLETES ENROLLMENT OF THE PHASE III
INSPIRE TRIAL
— Top-line Data Expected in Early 2008—
— Recent Publication Supports INSPIRE Hypothesis
Brisbane, Calif., April 18, 2006 — InterMune, Inc. (Nasdaq: ITMN) announced today the completion on April 13 of patient enrollment in the INSPIRE trial, a pivotal Phase III clinical trial of Actimmune® (interferon gamma-1b) in patients with idiopathic pulmonary fibrosis (IPF). The trial is anticipated to conclude in late 2007 and top-line data are expected in early 2008. At this time, Actimmune® is not approved for the treatment of IPF.
INSPIRE is a randomized double-blind, placebo controlled Phase III study designed to evaluate the safety and efficacy of Actimmune® in IPF patients with mild to moderate impairment in lung function. The primary endpoint of the trial is survival time. A total of 826 patients were enrolled at 81 sites in North America and Europe. Patients were randomized at a ratio of 2:1 to receive either 200 micrograms of Actimmune® subcutaneously three times per week or placebo, respectively.
Several peer-reviewed publications regarding Actimmune® for the treatment of patients with IPF support the hypothesis upon which the INSPIRE trial was designed (King 2005(1), Zeische 2002(2) and Bajwa 2005(3)). Most recently, in the April 12, 2006 on-line issue of the European Respiratory Journal, Antoniou, et al,(4) reports data that further support this hypothesis.
“INSPIRE is an important study designed to conclusively determine the effect of Actimmune® on survival in IPF patients with mild to moderate impairment in lung function,” said study Co-Chair Talmadge E. King, Jr., M.D., Chief, Medical Services,

San Francisco General Hospital; Constance B. Wofsy Distinguished Professor and Vice Chairman, Department of Medicine, University of California San Francisco. “The results from this trial, the largest ever enrolled in the field of IPF, are anxiously awaited by the medical community and IPF patients, as there is currently no U.S. Food and Drug Administration (FDA) approved treatment for this deadly disease.”
“The completion of enrollment in INSPIRE marks an important milestone for our company, and we thank the many physicians, health care providers, and patients who made this accomplishment possible,” stated Dan Welch, President and CEO of InterMune. “Our commitment to deliver innovative medicines for patients who suffer from IPF remains firm, as we continue to make solid progress on INSPIRE for Actimmune® and on our Phase III program for pirfenidone, the industry’s two most advanced programs in clinical development for this indication.”
Information for patients and health care providers can be found at www.inspiretrial.com.
About IPF
IPF is a disabling and ultimately fatal disease that affects approximately 83,000 people in the United States, with approximately 30,000 new cases developing each year. Those diagnosed with IPF are usually between the ages of 40 and 70, and the disease tends to affect men more than women. IPF causes inflammation and scarring (fibrosis) in the lungs, hindering a person’s ability to process oxygen and causing shortness of breath (dyspnea) and cough. IPF is a progressive disease, meaning that over time, lung scarring and symptoms increase in severity. The disease is deadly, with a median survival time from diagnosis of two to five years and a five-year survival rate of approximately 20%. There are currently no drugs approved by the FDA or the European Medicines Evaluation Agency (EMEA) for the treatment of IPF.
About Actimmune®
Actimmune® is a synthesized version of interferon gamma, a naturally occurring protein believed to stimulate the immune system. InterMune markets Actimmune® for the treatment of two life-threatening congenital diseases: chronic granulomatous disease and severe, malignant osteopetrosis. The most common side effects are flu-like symptoms, including headache, fatigue, fever, chills, and rash. InterMune was recently granted two composition-of-matter patents related to interferon gamma-1b in the United States, extending its patent protection until 2022. Physicians and patients can obtain additional prescribing information regarding Actimmune®, including the product’s safety profile, by visiting www.actimmune.com.
About InterMune
InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has a pipeline portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV) infections. The pulmonology portfolio includes Actimmune® (interferon gamma-1b), which is being evaluated in the INSPIRE Trial, a Phase III study in patients with IPF, and pirfenidone, which is also being developed for the treatment of IPF. The hepatology portfolio includes the lead HCV protease inhibitor compound (ITMN B), a second-generation HCV protease inhibitor program, and a research program evaluating a new target in hepatology. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.
(1) King T, Safrin S, Starko K, Brown K, Noble P, Raghu G, Schwartz D. Analyses of Efficacy End Points in a Controlled Trial of Interferon gamma-1b for Idiopathic Pulmonary Fibrosis. Chest 2005; 127:171-177.
(2) Ziesche R, Bradford WZ, Crager M, Block LH. Long-term survival in idiopathic pulmonary fibrosis patients treated with interferon gamma-1b (Abstract). Chest 2002; 122:75S.
(3) Bajwa E, Ayas N, Schulzer M, Mak E, Ryu J, Malhotra A. Interferon gamma-1b Therapy in Idiopathic Pulmonary Fibrosis: A Metaanalysis. Chest 2005; 128:203-206.
(4) Antoniou K, Nicholson A, Dimadi M, Malagari K, Latsi P, Rapti A, Tzanakis N, Trigidou R, Polychronopoulos V, Bouros D. Long Term Clinical Effects on Interferon gamma-1b and Colchicine in Idiopathic Pulmonary Fibrosis. ERJExpress 2006.
Except for the historical information contained herein, this press release contains certain forward-looking statements that involve risks and uncertainties, including without limitation the statements related to the progress, future patient enrollment in and timing of our clinical trials and announcements of results thereof. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s annual report on Form 10-K filed with the SEC on March 13, 2006 (the “Form 10-K”) and other periodic reports filed with the SEC, including the following: (i) risks related to the development of our product and product candidates; (ii) risks related to timely patient enrollment and retention in clinical trials, including the use of third parties to conduct such clinical trials; (iii) risks related to achieving positive clinical trial results; (iv) risks related to our intellectual property rights; and (v) risks related to the uncertain, lengthy and expensive clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC.
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